UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 28, 2014

Ormat Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State of Incorporation)

001-32347 (Commission File Number)	No. 88-0326081 (I.R.S. Employer Identification No.)

6225 Neil Road, Reno, Nevada (Address of Principal Executive Offices)	89511-1136 (Zip Code)

(775) 356-9029
(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Item 9.01	Financial Statements and Exhibit

Signatures

Exhibit Index

Exhibit 99.1

Ex-99.1	Press Release

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01.     Entry into a Material Definitive Agreement.

On March 28, 2014, OrSarulla, Inc. ("OrSarulla"), an indirect wholly-owned subsidiary of Ormat Technologies, Inc. (the "Company"), jointly and severally with Kyuden Sarulla Pte. Ltd., PT Medco Geopower Sarulla, Sarulla Operations Ltd., Sarulla Power Asset Limited (together, the “Sarulla Consortium”) entered into financing agreements dated as of March 28, 2014 with a consortium of lenders comprised of Japan Bank for International Cooperation (“JBIC”), Asian Development Bank (“ADB”) in its own capacity as well as in its capacity as an implementing entity of the Clean Technology Fund and the Canadian Climate Fund, The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”), ING Bank N.V., Tokyo Branch (“ING”), Mizuho Bank, Ltd. (“MIZUHO”), National Australia Bank Limited (“NAB”), Societe Generale, Tokyo Branch (“SOCGEN”), Sumitomo Mitsui Banking Corporation (“SMBC”) (BTMU, ING, MIZUHO, NAB, SOCGEN, & SMBC together being the “Covered Lenders”), (all together the “Lenders Consortium”), to provide limited-recourse senior secured debt financing in an aggregate principal amount of up to approximately $1.17 billion (the "Sarulla Loan") for the financing of the Sarulla Consortium's geothermal power project in Indonesia.

The Sarulla Loan is comprised of the following tranches:

●	JBIC’s Tranche, in an aggregate principal amount of up to $492,000,000.

●	ADB’s direct Tranche, in an aggregate principal amount of up to $250,000,000.

●	ADB’s Clean Technology Fund’s Tranche in an aggregate principal amount of up to $80,000,000.

●	ADB’s Canadian Climate Fund’s Tranche in an aggregate principal amount of up to $20,000,000.

●	Covered Lenders Tranche in an aggregate principal amount of up to $328,095,178.

The Sarulla Consortium will also enter into hedging arrangements with the Covered Lenders in their capacity as hedging counterparties, covering up to 90% of the Sarulla Loan.

The Sarulla Consortium has a right to make voluntary prepayments of all or a portion of the Sarulla Loan subject to prior notice, minimum prepayment amounts, payment of customary breakage costs, accrued interest and corresponding hedging termination sums. In addition, the Sarulla Loan is subject to customary mandatory prepayment, including from insurance and condemnation proceeds and from asset sales above certain thresholds.

The Sarulla loan is secured by a security interest over substantially all of the project’s assets and by a pledge of all of the equity interests in the project.

The Financing Agreements contain customary representations and warranties, and customary affirmative and negative covenants applicable to the Sarulla Consortium, including among other affirmative covenants, a historic ratio of cash flow to debt service of 1.05:1.0, maintenance of business, corporate existence, insurance, property rights, and books and records, and including, among other negative covenants, restrictive covenants that limit, subject to certain exceptions, Sarulla Consortium's ability to incur other indebtedness, pay dividends, make repurchases of equity, merge or consolidate with another person, or grant liens on the collateral securing the Sarulla Loan.

The Financing Agreements include customary events of default, including failure to pay any principal, interest or other amounts when due, failure to comply with covenants, breach of representations and warranties, non-payment or acceleration of other debt of the Sarulla Consortium, bankruptcy of each of the entities comprising the Sarulla Consortium or certain of their affiliates, judgments rendered against the Sarulla Consortium, expropriation, change of control, and revocation or early termination of security documents or certain project-related agreements, subject to various exceptions and notice, cure and grace periods.

As part of the financing agreements for the Sarulla Loan, the Company, through a wholly owned subsidiary, has provided equity and contingent equity commitments, on a pro-rata basis with all other investors in the Sarulla Consortium, reflecting its 12.75% ownership position, which are capped in the aggregate at $48.5 million and which will be made available to the Sarulla Consortium based on an agreed drawdown schedule.

A copy of the press release announcing the Sarulla Loan is furnished as Exhibit 99.1 and is incorporated by reference into this report.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

  On March 28, 2014, OrSarulla entered into financing agreements providing for the Sarulla Loan described in “Item 1.01. Entry into a Material Definitive Agreement” of this Current Report on Form 8-K, which information is incorporated by reference into this Item 2.03.

Item 9.01     Financial Statements and Exhibits

(d) Exhibits

The following exhibit is furnished as part of this report on Form 8-K:

99.1 Press release of the Registrant dated March 28, 2014

Safe Harbor Statement

Information provided in this report on Form 8-K may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to the Registrant's plans, objectives and expectations for future operations and are based upon management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2014.

These forward-looking statements are made only as of the date hereof, and the Registrant undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ormat Technologies, Inc.

By	/s/ Yehudit Bronicki
Name: Yehudit Bronicki
Title: Chief Executive Officer

Date: April 3, 2014

EXHIBIT INDEX

Exhibit Number	Description

99	Press release of the Company dated March 28, 2014